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                                                                      EXHIBIT 10


                 MAXIMUS, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN

                                 First Amendment


           The MAXIMUS, Inc. 1997 Employee Stock Purchase Plan is hereby amended by the First Amendment effective July 1, 1998 as follows:

           1.   Section 2 is amended in its entirety as follows:

                "Subject to the provisions of Sections 7, 8 and 9 below, any individual who is an eligible employee (as defined below) of the Company, or any of its subsidiaries (as defined in Section 424(f) of the Code), the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below), made by the Company hereunder. Eligible employees shall include each employee of the Company or participating subsidiary who:

                (a)   has completed at least six months of employment,
                (b)   is a "full-time employee," and
                (c)   who is not a "highly compensated employee."

           For purposes of this Plan, a "full-time employee" is any employee whose customary employment is 20 hours or more per week and five months per year in the calendar year during which said Offering Date (as defined in Section 3) occurs or in the calendar year immediately preceding such year. A "highly compensated employee" is any employee who is a 5% owner (as defined in Section 416(i)(1) of the Code) of the Company or participating subsidiary during the calendar year during which the Offering Date occurs or the immediately preceding calendar year or an employee who earned more than $80,000 (as adjusted for inflation) in the calendar year immediately preceding the Offering Date."

           2.   Section 4 is hereby amended in its entirety as follows:

                "The price per share for each grant of rights hereunder shall be eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised. At its discretion, the Board of Directors may determine a higher price for a grant of rights."

           3.   Section 5(b) is hereby amended in its entirety as follows:

                "(b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions, as determined by the Board of Directors. All payments for Shares purchased upon exercise of rights hereunder shall be from an eligible employee's basic or regular compensation, and shall not be permitted from lump sum payments, bonuses, overtime, vacation payouts, severance pay. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors."


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           4.   Section 5(c) is hereby amended in its entirety as follows:


                "(c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates or, if the participating employee, elects to participate in the next Offering of Shares, applied toward of the purchase of shares in the next Offering."

           Executed this 23rd day of June, 1998.


                                          MAXIMUS, INC.

                                          By:   /s/ F. Arthur Nerret
                                             --------------------------------
                                                    Vice President, Finance



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